EXHIBIT 99.1
CROSSTEX
PRESS RELEASE
CROSSTEX ENERGY APPOINTS KYLE D.VANN AND JAMES C. CRAIN TO BOARDS
C. Roland Haden announces resignation from Board of Directors
DALLAS, April 26, 2006 — Crosstex Energy, L.P. (NasdaqNM: XTEX) (the Partnership) and Crosstex Energy, Inc. (NasdaqNM: XTXI) (the Corporation) announced that, effective as of May 8, 2006, Kyle D. Vann will join the board of directors of Crosstex Energy GP, LLC (the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership), and James C. Crain will join the board of directors of the Corporation.
Both men will replace C. Roland Haden, who has announced that he is resigning from his board positions with Crosstex Energy GP, LLC and the Corporation on May 8, 2006. Mr. Crain currently serves on the board of directors of Crosstex Energy GP, LLC.
“We are extremely grateful for Roland’s leadership, commitment and contribution to Crosstex over the past four years, and he will be greatly missed,” said Barry E. Davis, president and chief executive officer of Crosstex. “At the same time, we are very pleased to welcome Kyle Vann and Jim Crain to the boards of Crosstex Energy GP, L.P. and the Corporation. Kyle is of the highest integrity and character with vast experience in the energy industry, and he will be an asset to Crosstex as we pursue strategies to continue our growth as a premier midstream energy services company. We know Jim well from his past service on the Crosstex Energy GP, LLC board, and we are excited to have him join the Corporation’s board as well.”
Mr. Vann began his career with Exxon Corporation in 1969. After ten years at Exxon, he joined Koch Industries and served in various leadership capacities, including senior vice president from 1995 to 2000. In 2001, he then took on the role of CEO with Entergy-Koch, LP (EKLP), a profitable energy trading and transportation company, which was sold in 2004. Currently, Mr. Vann, who is retired, continues to consult with Entergy and Texon, L.P. He also serves on the boards of Texon, L.P. and Legacy Reserves, LLC.
Mr. Vann graduated from the University of Kansas with a Bachelor of Science degree in chemical engineering. He is a member of the Board of Advisors for the University of Kansas School of Engineering. Mr. Vann also serves on the board of various charitable organizations.
Since 1989, Mr. Crain has served as president of Marsh Operating Company, an investments management company focusing on energy investing, and since 1997 as general partner of Valmora Partners, L.P., a private investment partnership. Mr. Crain climbed the ranks at Marsh, beginning as vice president of land and legal in 1984. Prior to Marsh, he served as a partner at Jenkens & Gilchrist where he headed the law firm’s energy section. Mr. Crain graduated from the University of Texas at Austin with a bachelor of business administration degree, a master’s in professional accounting and a doctorate of jurisprudence. Mr. Crain also serves on the board for the Texas State Historical Association.

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, ten processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, an approximately 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.
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